Exhibit (j)(2)





INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Shareholders of Sound Shore Fund, Inc.


We consent to the reference in Post-Effective Amendment No. 23 to Registration Statement 2-96141 of Sound Shore Fund, Inc. of our report dated February 16, 2001 Appearing under the heading "Financial Highlights" in the Prospectus, which is a part of Such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 1, 2001